Exhibit 99.1

SUNWORKS PROVIDES PRELIMINARY

SECOND QUARTER 2023 BUSINESS UPDATE

PROVO, UT. August 2, 2023 - Sunworks, Inc. (Nasdaq: SUNW), a leading provider of solar power and battery storage solutions for residential, agriculture, commercial, industrial, and public works markets, today announced select preliminary operational and financial data for the three months ended June 30, 2023.

PRELIMINARY UNAUDITED SECOND QUARTER 2023 RESULTS

●	Total revenue of range between $33.0 and 35.0 million
●	Total Adjusted EBITDA range between ($10.0) and ($11.5) million
●	Residential Direct sales channel represented approximately 45% of new originations
●	Total backlog of approximately $84 million
●	Approximately $4.8 million in cash and restricted cash as of June 30, 2023

MANAGEMENT COMMENTARY

“Following a period of strong residential origination activity in the first quarter, demand conditions softened during the second quarter in several markets, including California, where consumers adapted to the NEM 3.0 transition,” stated Gaylon Morris, Chief Executive Officer of Sunworks. “Further, with the rise in interest rates, customers have contended with a higher overall cost of ownership, even though the long-term economics of solar remain highly favorable. These factors, together with utility approval delays in California, reduced our productivity during the second quarter, resulting in lower fixed cost absorption. In view of the current operating environment, we’ve taken decisive action to further right-size our cost structure, including a reduction in force. While the Residential business manages through this transitional period, our Commercial segment continues to execute well, while continuing to build a strengthening sales pipeline, which is supportive of a targeted return to positive free cash flow generation.”

NON-GAAP FINANCIAL MEASURES

EBITDA is a non-GAAP financial measure defined as net income (loss) excluding interest, taxes and depreciation and amortization. Adjusted EBITDA is further adjusted for non-cash stock-based compensation expense, goodwill impairment and acquisition transaction expenses. Adjusted EBITDA is a key measure used by the Company to evaluate operating performance, generate future operating plans and make strategic decisions for the allocation of capital. The Company presents Adjusted EBITDA to provide information that may assist investors in understanding its financial results. However, Adjusted EBITDA is not intended to be a substitute for net income (loss).

Certain non-GAAP financial measures are presented in this press release, including Adjusted EBITDA, to provide information that may assist investors in understanding the Company’s financial results and assessing its prospects for future performance. We believe these non-GAAP financial measures are important indicators of our operating performance because they exclude items that are unrelated to, and may not be indicative of, our core operating results. These non-GAAP financial measures, as we calculate them, may not be comparable to similarly titled measures of other companies and may not be appropriate measures for comparing the performance of other companies relative to the Company. These non-GAAP financial results are not intended to represent, and should not be considered to be more meaningful measures than, or alternatives to, measures of operating performance as determined in accordance with GAAP. To the extent we utilize such non-GAAP financial measures in the future, we expect to calculate them using a consistent method from period to period. A reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure is provided below.

In Millions	Three Months Ended		Year To Date
	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Reconciliation of Net Loss to Adjusted EBITDA
Net Loss	$(12.6-14.1)	$(7.6)	$(19.0-20.5)	$(15.8)
Stock-based compensation	.4	.4	.9	1.7
Depreciation and amortization	1.0	1.3	2.0	2.6
Interest expense	.1	.1	.2	.1
Income Tax Expense	.1	.1	.1	.1
Employee Retention Tax Credit and related financing	1.0	-	(4.0)	-
Adjusted EBITDA	$(10.0-11.5)	$(5.7)	$(20.0-21.5)	$(11.4)

ABOUT SUNWORKS

Sunworks has been providing high-performance solar and battery storage solutions since 2000. The Company acquired Solcius in 2021 to extend its national presence and provide high-quality, performance-oriented solutions to sectors ranging from residential to agricultural, commercial, industrial, federal, and public works. Today, Sunworks is proudly paving the way toward the democratization of renewable energy for all with their agile, partner-centric, and technology-agnostic network that has installed over 200 MW of solar and battery storage systems. Their dependable, solutions-oriented teams are recognized in the industry for their commitment to customer service and renewable energy advancement. Sunworks was recently recognized by Solar Power World as a leading solar supplier and is a member of the Solar Energy Industries Association (SEIA). For more information, visit www.sunworksusa.com and www.solcius.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to statements regarding the impact of higher financing costs on solar adoption, the Company’s ability to scale its decentralized operational model, the Company’s ability to increase margins, the strength of demand for the Company’s products, the expansion of the Company’s direct sales force, the impact of the Inflation Reduction Act, the Company’s ability to diversify sourcing of materials, the Company having sufficient liquidity to conduct its operations, and the Company’s ability to improve its working capital position. These forward-looking statements are based upon the current beliefs and expectations of management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the control of Sunworks. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking statements because of possible uncertainties. Factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in Sunworks’ reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available on the SEC’s Internet site (http://www.sec.gov). We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

IR CONTACT
720.778.2415
IR@sunworksusa.com